Exhibit 3.02.30

LIMITED LIABILITY COMPANY AGREEMENT

of

WEST DIRECT, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made as of June 30, 2008 by West Corporation, a Delaware corporation and the sole member (the “Sole Member”) of West Direct, LLC (the “Company”), and the Company.

WHEREAS, the Sole Member has heretofore filed a certificate of conversion and a certificate of formation with the Secretary of State of the State of Delaware to convert the Company from a corporation into a limited liability company under and pursuant to Section 214 of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”);

WHEREAS, in accordance with the Act, each of the Company and the Sole Member desire to enter into this Agreement to set forth the rights, powers and interests of the Sole Member with respect to the Company;

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Name. The name of the Company shall be West Direct, LLC.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefore in Section 18-101 of the Act.

3. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Sole Member deems necessary or advisable in connection with the foregoing.

4. Principal Place of Business; Registered Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Sole Member may designate from time to time, which shall initially be 11808 Miracle Hills Drive, Omaha, Nebraska 68154. The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Sole Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5. Sole Member. The Sole Member of the Company is West Corporation, whose business address is 11808 Miracle Hills Drive, Omaha, Nebraska 68154. The Sole Member is the owner of 100% of the outstanding membership interests of the Company.

6. Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 9 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7. Management of the Company. The business and affairs of the Company shall be managed by the Sole Member. Any action so approved may be taken by the Sole Member on behalf of the Company and any action so taken shall bind the Company.

8. Capital Contributions; Allocations and Distributions. The Member may, but shall not be obligated to, make capital contributions to the Company. All items of income, gain, loss and deduction shall be allocated to the Sole Member. The Sole Member or its designee will keep a record of the Member’s capital account, including any capital contributions to the Company, the Company’s income, gains, losses and deductions, and its distributions to the Sole Member. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member.

9. Officers. The Company, and the Sole Member on behalf of the Company, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Sole Member), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Sole Member.

10. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following: (i) written consent of the Sole Member; (ii) the occurrence of an event with respect to the Sole Member causing a dissolution of the Company under Section 18-801 of the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

11. Amendments. This Agreement may be amended only upon the written consent of the Sole Member.

12. Miscellaneous. The Sole Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of June 30, 2008.

WEST CORPORATION, as Sole Member

By:	/s/ David C. Mussman
Name:	David C. Mussman
Title:	Secretary

WEST DIRECT, LLC

By:	/s/ David C. Mussman
Name:	David C. Mussman
Title:	Secretary

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